Pricing Supplement No. 108  Dated March 4, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-51961

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount:  $60,000,000

CUSIP:  61687Y DP9

Trade Date:  March 4, 1999

Settlement Date:  March 16, 1999

Maturity Date:  March 14, 2001

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  $59,977,416 (99.96236%)

Interest Rate (per annum):  3-month LIBOR plus 5 basis points

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s):  June 16, 1999, September 15, 1999,
December 15, 1999, March 15, 2000, June 14, 2000, September 14,
2000, December 14, 2000 and March 14, 2001.

Record Date(s):  (X)  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                          (   )   Other:

Initial Interest Rate Per Annum: Second London Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
(  ) Monthly    ( X )  Quarterly   (   )  Other

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly    (X) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement:  June 16, 1999, September 15, 1999, December 15,
1999, March 15, 2000, June 14, 2000, September 14, 2000, December
14, 2000, March 14, 2001.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus):  plus 5 basis points

Spread Multiplier:  N/A

Index Maturity:  3 months          Index Currency:  N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate:  N/A

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:   (   )   30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                   (X)   Actual/360

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
( )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:  N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No


Calculation Agent(s): (X)  U.S. Bank Trust National Association
                      ( )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.